UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 30, 2009

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont            05701
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 30, 2009, the Company filed a Motion with the Vermont Public Service Board (PSB), seeking authorization from the PSB to amend and clarify its Alternative Regulation Plan (Plan) approved in Docket No. 7336:

to permit the treatment of the costs that the Company incurred to restore service in response to the extraordinary storm that struck portions of its service area starting on or about December 11, 2008 (the "extraordinary storm costs") as an "exogenous factor" under the Plan; or

in the alternative, for an Accounting Order to enable the Company to record to Miscellaneous Deferred Debits 186.0 (as defined in the FERC Uniform System of Accounts) said extraordinary storm costs for recovery through a subsequent base-rate filing under its Plan.

In December of 2008, parts of the Company's franchised service area experienced an extraordinary ice storm. Storm damage to the Company's distribution facilities in these areas necessitated a massive Company storm response, and the incurrence of significant cost and expense to restore and maintain the reliable and safe delivery of power to meet customer loads.  These costs and expenses were the highest incurred by the Company is its history for storm restoration.  The Company's storm restoration effort resulted in the incurrence of incremental expenditures (defined as contractor costs, overtime payroll, meals, and related expenses), on an estimated basis, of $4.639 million, bringing the Company's total 2008 incremental overhead service restoration cost to $8.260 million.  The Company's 2008 overhead service restoration incremental costs exceeded its five year average (as reflected in its cost-of-service in the amount of $2.953 million) by more than $5.307 million.

Under the amendments and clarifications proposed in the Motion, the December 2008 extraordinary storm costs would be addressed in accordance with the "exogenous factor" terms established under the Plan and recovered over a 12-month period via an Earnings Sharing Adjustment Mechanism ("ESAM") rate adjustment to begin in July of 2009.

While the Company prefers establishing a process to address its December 2008 extraordinary storm costs under its Plan, as an alternative, the Company also proposed that the costs be made the subject of an accounting order.  An accounting order would authorize the company to book and defer with carrying costs its extraordinary storm costs until such time as the costs are included in the Company's revenue requirement in a subsequent base-rate filing under the Plan.  Like the proposed ESAM alternative above, costs addressed via an accounting order would thereafter be excluded from the non-power cost cap established under the Plan.

By letter dated February 3, 2009, the Vermont Department of Public Service (DPS) filed a letter in support of the Company's request to amend its ARP, and that the "treatment proposed by [the Company] for the costs of the extraordinary 2008 storm is fair to the Company and to its ratepayers.

While the Company cannot predict the outcome of this matter, we have requested that the PSB decide the issues raised in the Company's Motion by February 28, 2009.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary

February 5, 2009